EXHIBIT 11




                               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                           TRANSAMERICA CORPORATION


                                               Nine months ended September 30,
                                                1997                    1996
                                                (Dollar amounts in thousands,
                                                   except for share data)
Primary

Average shares outstanding                      64,961                 66,802
Net effect of dilutive stock options--
  based on the treasury stock method
  using average market price                     2,030                  1,638*
                                                ------                 ------
TOTAL                                           66,991                 68,440
                                                ======                 ======

Net income                                    $618,916               $335,127
Preferred dividends                             (2,550)               (12,814)
Preferred stock redemption cost                 (3,827)
                                              --------               --------
Net income to common                          $612,539               $322,313
                                              ========               ========

Per share amount                                 $9.14                  $4.82
                                                 =====                  =====


Fully Diluted

Average shares outstanding                      64,961                 66,802
Net effect of dilutive stock options--
  based on the treasury stock method
  using the market price at quarter
  end if higher than the average
  market price for three months                  2,192                  1,662
                                                ------                 ------
TOTAL                                           67,153                 68,464
                                                ======                 ======

Net income                                    $618,916               $335,127
Preferred dividends                             (2,550)               (12,814)
Preferred stock redemption cost                 (3,827)
                                              --------              --------
Net income to common                          $612,539              $322,313
                                              ========              ========

Per share amount                                $9.12                  $4.71
                                                =====                  =====



*Not included in per share calculation because effect is less than 3%.